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Exhibit 10.27

PURCHASE AND SALE AGREEMENT

EFFECTIVE DATE: OCTOBER                        , 2007

BY AND BETWEEN

MIYAKE FOODS, INC.
a California corporation
as "SELLER"

AND

uWINK CALIFORNIA, INC.
a Delaware corporation
as "BUYER"

PURCHASE AND SALE AGREEMENT

        THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made and entered into on October                        , 2007 ("Effective Date"), between MIYAKE FOODS, INC., a California corporation ("Seller"), and UWINK CALIFORNIA, INC., a Delaware corporation ("Buyer").

RECITALS:

        Seller is the owner of a restaurant known as "California Steakhouse" (the "Business") located at 401 Castro Street in Mountain View, California (the "Premises"). Seller desires to sell certain assets of the Business to Buyer, and Buyer desires to purchase those certain assets described in this Agreement from Seller, on the terms of this Agreement.

AGREEMENT:

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1.     Definitions.    In addition to capitalized terms which are defined elsewhere in this Agreement, the following capitalized terms when used in this Agreement shall have the meanings set forth in this Section 1:

          a.     "ABC" means the California Department of Alcoholic Beverage Control.

          b.     "ABC Agreement" means that certain Alcoholic Beverage Asset Sale Agreement of even date herewith by and between Seller and Buyer pursuant to which Buyer is acquiring from Seller all of Seller's right, title and interest in and to the ABC License and no other assets.

          c.     "ABC Escrow Holder" means Heritage Bank of Commerce located in San Jose, California (contact: Chloe Flowers, Senior Vice President).

          d.     "ABC License" means general on-sale license no. 47-407504 issued by the ABC to Seller permitting Seller to serve alcoholic beverages at the Premises in operating the Business;

          e.     "Applicable Law" means all statutes, laws, common law, rules, regulations, ordinances, codes or other legal requirements of any Governmental Authority, and any judgment, injunction, order, directive, decree or other judicial or regulatory requirement of any court or Governmental Authority of competent jurisdiction affecting or relating to the Person or property in question.

          f.      "Assets Escrow Holder" means Heritage Bank of Commerce located in San Jose, California (contact: Chloe Flowers, Senior Vice President).

          g.     "Bulk Sales Law" means the specific Applicable Law relating to transfers in bulk, codified in Division 6 of the California Commercial Code.

          h.     "Business Day" means any day other than Saturday, Sunday or any federal or State of California legal holiday.

          i.      "Closing" is defined in Section 11 of this Agreement.

          j.      "Closing Date" is defined in Section 11 of this Agreement.

          k.     "Governmental Authority" means any federal, state or local government or other political subdivision thereof, including, without limitation, any agency or entity exercising executive, legislative, judicial, regulatory or administrative governmental powers or functions, in each case to the extent the same has jurisdiction over the Person or property in question.

          l.      "Provisional Remedies" mean any form of interim relief, including, without limitation, requests for temporary restraining orders, preliminary injunctions, writs of attachment,

  appointment of a receiver, for claim and delivery, or any other orders which a court may issue when deemed necessary in its sole discretion to preserve the status quo or prevent irreparable injury, including the claim of either party for injunctive relief to preserve the status quo.

          m.    "Sublease Commencement Date" is defined in Section 2(a) of the Sublease, a definition which the parties hereby incorporate herein by reference.

        2.     Purchase and Sale.    Subject to the terms and provisions set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall acquire from Seller, all of Seller's right, title and interest in and to the following assets of the Business:

          a.     All of the fixtures, furniture, furnishings, equipment, appliances and other tangible assets of the Business that are described on Exhibit A, which shall exclude all decorations and art work (collectively, the "Tangible Assets").

          b.     Seller's leasehold interest under that certain lease dated August 26, 2002, (the "Lease") with 401 Castro Street Associates, LLC ("Landlord"), by means of a Sublease in the form attached hereto as Exhibit B ("the Sublease").

        3.     Exclusions.    Except for the Tangible Assets and Seller's leasehold interest under the Lease (which together are referred to in this Agreement as the "Assets"), Buyer is not acquiring any other assets belonging to Seller pursuant to this Agreement. Without limiting the foregoing sentence, Buyer understands and agrees that, pursuant to this Agreement, Buyer is not acquiring any supplies or inventory of the Business, Seller's insurance policies or Seller's goodwill or other intangible assets or intellectual property assets of the Business, including but not limited to Seller's trade names, menus or recipes. Furthermore, pursuant to this Agreement, Buyer is not acquiring Seller's interest in the ABC License, which is the subject of the separate ABC Agreement between the parties.

        4.     Condition of Tangible Assets.    Buyer agrees that it is purchasing the Tangible Assets "AS-IS, WHERE-IS, WITH ALL FAULTS" and Seller has made no representations regarding the condition of the Tangible Assets. Seller shall not remove the Tangible Assets from the Premises before the Closing Date without Buyer's prior written consent. During the period before the Closing Date, Seller shall allow Buyer access to the Premises during normal working hours to inspect the Tangible Assets as frequently as Buyer deems necessary as long as Buyer does not disrupt the activities of the Business or disturb Seller's customers. When feasible, Buyer will give Seller prior notice of its intention to inspect the Tangible Assets and plan its inspections for a mutually convenient time when the Business is not open to customers.

        5.     No Assumption of Liabilities.

          a.     Buyer is purchasing the Assets free and clear of all restrictions on or conditions to transfer or assignment, and free and clear of all mortgages, leases (other than the Lease), liens, charges, encumbrances, liabilities, obligations and debts, known and unknown, whether absolute, contingent, accrued or otherwise.

          b.     The parties understand and agree that Buyer shall not be liable for any obligations or liabilities of Seller of any kind or nature other than Seller's obligations under the Lease, but only for obligations that arise after the Closing Date.

          c.     Seller is solely responsible for paying all obligations of the Business, pertaining to the period to and including the Closing Date, whether Seller has actual knowledge of the obligation or not, including, without limitation, obligations pertaining to the Assets and the ABC License, Taxes (as herein defined) on account of the activities of the Business, payroll for employees of the Business, payroll withholding deposits, worker's compensation insurance, and medical insurance.

        6.     Purchase Price.    The total purchase price for the Assets (the "Purchase Price") is $250,000, less the sum of $12,000 (the "Liquor Purchase Price"), which the parties hereby agree shall be allocated to the sum of the ABC License, and paid pursuant to the terms of the separate ABC License Escrow Agreement, and not the terms of this Agreement. Buyer and Seller acknowledge that the Purchase Price and the allocation described in this Section represent the fair market value of the Assets and a fair allocation of their value determined pursuant to arm's length negotiation.

        7.     Payment of Purchase Price.    Buyer shall pay the Purchase Price to Seller as follows:

          a.     Upon mutual execution of this Agreement, Buyer shall deposit the sum of $25,000 as follows: (i) $13,000 in the form of a cashier's check, payable to Seller, with the Assets Escrow Holder, to be released to Seller on the terms of this Agreement; and (ii) $12,000, representing the Liquor Purchase Price, in the form of a cashier's check, payable to Seller, with the ABC Escrow Holder, to be released to Seller on the terms of the ABC Agreement.

          b.     On the Closing Date, Buyer shall deposit the balance of the Purchase Price, in the form of a cashier's check, payable to Seller, with the Assets Escrow Holder, to be released to Seller at the Closing on the terms of this Agreement.

        8.     Compliance With Bulk Sales Law.    Seller shall comply with the Bulk Sales Law through the Assets Escrow Holder. The Assets Escrow Holder shall cause a UCC search of the records of the California Secretary of State and the Official Records of Santa Clara County to confirm that, on the Closing Date, no liens or other claims exist against the Assets. The costs and expenses that specifically and directly arise in connection with conducting a UCC search and recording notices to comply with the Bulk Sales Law shall be borne by Buyer.

        9.     ABC Agreement.

          a.     Buyer and Seller understand and agree that the transfer of liquor licenses in California is a function of state government pursuant to the provisions of the California Alcoholic Beverage Control Act, Sections 23000 et seq. of the California Business and Professions Code and that no act they take may violate any provision of California law.

          b.     Concurrently upon execution of this Agreement, Buyer and Seller together with the ABC Escrow Holder shall execute the ABC Agreement. In accordance with the ABC Agreement, Buyer and Seller shall execute within three (3) Business Days after the Effective Date of this Agreement and Buyer shall file at the earliest date possible with the ABC, an application for transfer of the ABC License from Seller to Buyer and issuance of a temporary permit ("Temporary Permit") to Buyer permitting the continued sale of liquor at the Premises after the Closing Date pending the final transfer of the ABC License pursuant to the ABC Agreement. Buyer shall pay all fees required to effectuate both the transfer of the ABC License and issuance of the Temporary Permit, with the parties equally sharing the fees of the ABC Escrow Holder. Seller agrees to fully cooperate and take all actions reasonably required or necessary, at Seller's expense, to facilitate the orderly transfer of the ABC License from Seller to Buyer and the issuance of a Temporary Permit to Buyer, including, without limitation, surrendering the ABC License to the ABC in accordance with its rules.

          c.     The ABC Agreement shall instruct that all notices be given to Seller's creditors as required by Applicable Law. The parties understand and agree that, pursuant to the requirements of Sections 24073 and 24074 et seq. of the California Business and Professions Code, they must fund the ABC Escrow with a sum equal to (i) the fair market value of the ABC License; (ii) the wholesale purchase price value of any inventory of alcoholic beverages that is part of the transfer; and (iii) the fair market value of any tangible assets that are related to the sale and service of alcoholic beverages, which sum shall be determined on or before the Closing Date. The parties agree that (x) Buyer is not acquiring Seller's inventory of alcoholic beverages, and (y) none of the

  Tangible Assets are related to the sale and service of alcoholic beverages. Consequently, the ABC Escrow will be funded with a sum equal to (i).

          d.     The termination of this Agreement shall be automatically result in the termination of the ABC Agreement, and upon such termination, the ABC Escrow Holder shall be instructed to pay out and/or refund the Liquor Purchase Price in the same manner and according to the same instructions as set forth in Section 11 below, such that if Seller receives the $13,000 payment below, Seller shall also receive the $12,000 of the Liquor Purchase Price, if the funds under this Agreement are held in escrow, then the Liquor Purchase Price shall also be so held and if the funds in the Assets Escrow are returned to Buyer, then the funds in the ABC Escrow shall also be returned to Buyer.

        10.   Conditions Precedent to Performance.

          a.     Buyer's obligation to purchase the Assets under this Agreement is subject to satisfaction, on or before the Closing Date, of all the following conditions, unless waived by Buyer:

            (i)    Seller shall obtain Landlord's written consent permitting Seller and Buyer to enter into the Sublease in the form attached as Exhibit B.

            (ii)   The ABC shall issue a Temporary Permit to Buyer permitting the continued sale of liquor at the Premises after the Closing Date.

            (iii)  All requirements of the Bulk Sales Law have been complied with through the Assets Escrow Holder.

            (iv)  On or prior to the Closing, Seller shall deposit into the Assets Escrow a duly and validly executed Sublease in the form of Exhibit B attached hereto.

            (v)   On or prior to the Closing, Seller shall deposit into the Assets Escrow a duly and validly executed "Bill of Sale," in the form of Exhibit C attached hereto.

            (vi)  During the period from the Effective Date to the Closing Date, Seller shall not suffer any material loss or damage to the Tangible Assets, whether or not insured, that would materially affect Buyer's use of the Tangible Assets in Buyer's judgment.

            (vii) During the period from the Effective Date to the Closing Date, Seller shall continue to operate the Business in the ordinary course and in the same manner as Seller has operated the Business before the Effective Date, including, without limitation, maintaining, repairing and insuring the Tangible Assets to prevent any deterioration in their condition, ordinary wear and wear excepted, and performing all duties required by Applicable Law to maintain the ABC License in good standing.

            (viii) No action, suit or proceeding before any Governmental Authority pertaining to the Assets or the ABC License shall be instituted or threatened on or before the Closing Date.

            (ix)  All necessary agreements and consents of any other parties, in addition to the Landlord and the ABC, to the consummation of the transactions contemplated by this Agreement and the ABC Agreement shall be obtained by Seller and delivered to Buyer through the Assets Escrow Holder.

            (x)   Seller shall perform, satisfy and comply with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Seller on or before the Closing Date, including, without limitation, access to the Premises during normal working hours to inspect the Tangible Assets.

            (xi)  All representations and warranties by Seller shall be true and correct on and as of the Closing Date as though made on that date.

            (xii) The execution and delivery of this Agreement by Seller, and the performance of Seller's obligations hereunder, shall have been duly authorized by all necessary corporate action.

          b.     Seller's obligation to sell and transfer the Assets under this Agreement is subject to satisfaction, on or before the Closing Date, of all the following conditions, unless waived by Seller:

            (i)    All representations and warranties by Buyer shall be true and correct on and as of the Closing Date as though made on that date.

            (ii)   On or prior to the Closing, Buyer shall deposit into the Assets Escrow the balance of the Purchase Price as required by this Agreement.

            (iii)  On or prior to the Closing, Buyer shall deposit into the Assets Escrow a duly and validly executed Sublease in the form of Exhibit B attached hereto.

            (iv)  Buyer shall perform, satisfy and comply with all covenants, agreements and conditions required by this Agreement to be performed or complied with by Buyer on or before the Closing Date.

            (v)   The execution and delivery of this Agreement by Buyer, and the performance of Buyer's obligations hereunder, shall have been duly authorized by all necessary corporate action.

        11.   Closing.

          a.     Provided all conditions precedent are satisfied or waived, the closing of the purchase and sale of the Assets described in this Agreement (the "Closing") shall take place within 90 days of the execution of this Agreement (the "Closing Date"). In the event the Closing has not occurred by the Closing Date, Seller shall provide written notice to Buyer requesting either (i) the waiver of all conditions precedent set forth in Section 10.a. above by Buyer and the Closing of the transaction contemplated herein within 3 Business Days of Seller's demand thereof or (ii) the termination of this Agreement. Buyer's failure to respond to such notice within 10 days of receipt shall result in a termination of this Agreement. The Closing shall occur at the offices of the Assets Escrow Holder or such other place as agreed to in writing by Seller and Buyer.

          b.     Before the Closing Date of the Assets Escrow, Buyer shall have the absolute right to terminate this Agreement with or without cause by giving written notice of termination to Seller and to the Assets Escrow Holder. In the event Buyer terminates this Agreement for any reason other than (1) the failure of the condition precedent set forth in Sections 10(a)(i) or 10(a)(ii), (2) a default on the part of Seller (including the failure of Buyer's conditions precedent due to Seller's action or inaction), (3) or because the City of Mountain View refuses to issue Buyer a building permit after Buyer's commercially reasonable efforts, the Assets Escrow Holder is instructed to pay to Seller the sum of $13,000 out of the escrow, pay itself such escrow fees and/or cancellation fees as are applicable and refund the remaining balance of the funds being held in the Assets Escrow to Buyer. If this Agreement is terminated by Buyer before the Closing Date because of a claim of a default on the part of Seller (including the failure of Buyer's conditions precedent due to Seller's action or inaction) or because of a refusal by the City of Mountain View, the Assets Escrow Holder shall hold the Deposit until it receives mutual escrow instructions from Buyer and Seller or an appropriate Order from a judge or arbitrator. If this Agreement is terminated by Buyer before the Closing date as a result of a failure of a condition precedent set forth in Section 10(a)(i) or 10(a)(ii), the Assets Escrow Holder shall refund the full balance of the funds being held in the Assets Escrow to Buyer (less Buyer's portion of applicable escrow and/or cancellation fees).

          c.     If this Agreement terminates for any reason other than those set forth in subsection (b) above, the Assets Escrow Holder is instructed to pay to Seller the sum of $13,000 out of the escrow, pay itself such escrow fees and/or cancellation fees as are applicable and refund the remaining balance of the funds being held in the Assets Escrow to Seller.

        12.   Post-Closing Condition.    In addition to obligations of the parties which expressly, or by their nature, require performance after, or survive, the Closing, Seller agrees, as an express post-Closing condition of this Agreement, to fully cooperate and take all actions reasonably required or necessary, at Seller's expense, to transfer the ABC License to Buyer.

        13.   Risk of Loss.    Until the Closing Date, Seller shall bear all risk of loss, injury, damage, or destruction of the Assets of the Business, including, without limitation, the ABC License. If any loss, injury, damage, or destruction substantially impairs the value of the Business prior to the Closing Date in Buyer's judgment, Buyer may, at its sole election, either terminate this Agreement or proceed with the Closing on the condition that Buyer receives a mutually-agreed upon proportionate reduction in the Purchase Price. If any loss, injury, damage, or destruction interrupts conduct of the Business before the Closing Date for a period of five (5) Business Days or longer, Buyer may terminate this Agreement. After the Closing Date, Buyer shall bear all risk of loss with respect to the Assets.

        14.   Prorations and Transaction Costs.    The parties instruct the Assets Escrow Holder to adjust the Purchase Price in accordance with this Section, with the understanding that the Assets Escrow Holder is not responsible for any prorations, fees, Taxes or other transaction costs attributable to the transfer of the ABC License:

          a.     Buyer shall bear (i) all sales taxes arising out of the sale and transfer of the Tangible Assets pursuant to this Agreement; (ii) the fees and expenses of its own attorneys, accountants and consultants; (iii) all costs and expenses that specifically and directly arise in connection with conducting a UCC search and recording notices to comply with the Bulk Sales Law; and (iv) 1/2 of the fees and expenses for the Assets Escrow Holder and any other fees, Taxes or expenses required to be paid not otherwise specified in this Section in order to complete the transaction contemplated by this Agreement.

          b.     Seller shall bear (i) any fees imposed by the Lease to obtain the Landlord's consent to the Sublease; (ii) the fees and expenses of its own attorneys, accountants and consultants; and (iii) 1/2 of the fees and expenses for the Assets Escrow Holder and any other fees, Taxes or expenses required to be paid not otherwise specified in order to complete the transaction contemplated by this Agreement.

          c.     Assets Escrow Holder shall prorate the following expenses as of the Closing Date:

            (i)    All personal property taxes imposed by any Governmental Authority with respect to the Tangible Assets. If the amount of the personal property taxes and assessments is not ascertainable on the Closing Date, the Assets Escrow Holder shall base the proration according to the tax rates set forth in the most recent tax bill.

            (ii)   Rent under the Lease which Seller has paid before the Closing Date to the extent Seller's payment is for a period that extends after the Closing Date.

        15.   Representations and Warranties of Seller.    Seller represents and warrants to Buyer based upon the actual knowledge of Seller's shareholders that:

          a.     Seller is a corporation in good standing under the laws of the State of California, has all necessary corporate powers to own the Assets and operate the Business as now owned and operated by it.

          b.     Seller is the sole owner of, and has good and marketable title in and to, all of the Assets. On the Closing Date, all of the Assets shall be free and clear of restrictions on or conditions to transfer or assignment, and free and clear of all mortgages, leases (other than the Lease), liens, charges, encumbrances, liabilities, obligations and debts, known and unknown, whether absolute, contingent, accrued or otherwise.

          c.     Seller is operating the Business in compliance with Applicable Law and the Lease. There is no pending or threatened suit, action, arbitration or legal, administrative or other proceeding against or affecting Seller or the Assets. Seller is not in default with respect to any order, writ, injunction or decree of any Governmental Authority.

          d.     The consummation of the transactions contemplated by this Agreement will not result in the creation or imposition of any lien, charge or encumbrance on any of the Assets.

          e.     Seller has the right, power and authority to enter into and perform its obligations under this Agreement, and no approvals or consents of any person are necessary in connection therewith. The execution and delivery of this Agreement and performance of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller.

          f.      Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller's creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of the Assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all of the Assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to Seller's creditors generally.

          g.     Seller has paid, or shall pay, all taxes (including, without limitation, all federal, state and local income, payroll, excise, franchise, real estate, personal property, sales and use taxes and assessments (collectively, the "Taxes") on account of the activities of the Business), and has made, or will make, all payroll tax deposits owed by Seller on account of the Business for the period to and including the Closing Date, and there are no unpaid Taxes or payroll deposits which are or could become a lien on the Assets, except Taxes and payroll deposits which have not yet accrued or otherwise become due. Seller shall remain liable for payment of all Taxes and payroll deposits covering the period to and including the Closing Date which are due or payable after the Closing Date.

          h.     Seller is not in violation of Applicable Law with respect to the ABC License and is not aware of any reason why the ABC should deny the application for transfer of the ABC License from Seller to Buyer or the issuance of a Temporary Permit.

          i.      Before the Closing, Seller shall provide Buyer with all information and materials concerning the Business that Buyer may need in order to respond to requests for information from the U.S. Small Business Administration, the Landlord or any Governmental Authority with jurisdiction over the Business or the ABC License.

          j.      None of the representations and warranties made by Seller contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

        16.   Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller that:

          a.     Buyer is a corporation in good standing under the laws of the State of Delaware. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly authorized.

          b.     Buyer has the right, power and authority to enter into and perform its obligations under this Agreement, and no approvals or consents of any person are necessary in connection therewith.

          c.     To Buyer's knowledge, no Governmental Authority has convicted or accused Buyer of violating Applicable Law with respect to the issuance of an ABC License and Buyer is not aware of any reason why the ABC should deny the application for transfer of the ABC License from Seller to Buyer or the issuance of a Temporary Permit.

          d.     Buyer has never been convicted of a felony.

        17.   None of the representations and warranties made by Buyer contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading.Covenants and Agreements.

          a.     From the Effective Date to and including the Closing Date, Buyer and its accountant and other representatives shall have full access, during normal business hours, to inspect all properties, books, accounts, records, contracts and documents of or relating to the Business or the Assets. Buyer will give Seller prior notice of its intention to inspect the foregoing properties, books, accounts, records, contracts and documents and conduct its inspections in a manner that will not disturb Seller's customers or the regular activities of the Business. Buyer may copy all of the foregoing properties, books, accounts, records, contracts and documents if Buyer's representatives who perform the copying sign Seller's Non-Disclosure Agreement in the form of Exhibit D.

          b.     Seller shall furnish or cause to be furnished to Buyer all data and information concerning the Business and Assets that Buyer may reasonably request. Additionally, from the Effective Date to and including the Closing Date, Seller shall conduct the Business diligently and in substantially the same manner as it has previously been conducted before the Effective Date.

        18.   Indemnity Agreement by Seller.    Seller shall indemnify and hold Buyer and Buyer's property free and harmless from and against any and all claims, losses, damages, injuries, and liabilities arising from Seller's operation of the Business, occupancy of the Premises or ownership of the Assets, including, without limitation, the ABC License, before the Closing, including, without limitation, payment of all Taxes (including, without limitation, sales tax and employment tax liabilities and liabilities that would be paid or extinguished pursuant to the applicable requirements of the Bulk Sales Law).

        19.   LIQUIDATED DAMAGES.    IN THE EVENT ESCROW DOES NOT CLOSE FOR ANY REASON WHATSOEVER (OTHER THAN IN CONNECTION WITH A BREACH OR DEFAULT BY SELLER AND/OR ANY OTHER CIRCUMSTANCE UNDER OR RELATING TO THIS AGREEMENT IN WHICH THIS AGREEMENT PROVIDES THAT BUYER IS ENTITLED TO A REFUND OF SOME OR ALL OF THE DEPOSIT), THEN $13,000 OF THE DEPOSIT DESCRIBED IN THIS AGREEMENT AS APPLYING TO THIS AGREEMENT, INCLUDING ANY INTEREST EARNED THEREON, SHALL BE RETAINED BY SELLER AS LIQUIDATED AND AGREED-UPON DAMAGES AND AS SELLER'S SOLE AND EXCLUSIVE REMEDY. SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE MUTUALLY DISCUSSED THE IMPRACTICABILITY AND EXTREME DIFFICULTY OF FIXING THE ACTUAL DAMAGES TO SELLER IN THE EVENT OF DEFAULT BY BUYER AND THAT AS A RESULT OF SUCH DISCUSSION, THE PARTIES AGREE THAT SAID SUM REPRESENTS A REASONABLE ESTIMATE OF THE ACTUAL DAMAGES WHICH SELLER WOULD INCUR IN THE CASE OF DEFAULT BY BUYER. BUYER FURTHER STIPULATES AND AGREES THAT THIS PROVISION IS NOT UNREASONABLE UNDER THE CIRCUMSTANCES EXISTING AT THE TIME THIS AGREEMENT IS EXECUTED, AND IN SO STIPULATING, BUYER ACKNOWLEDGES THAT IT IS HEREBY WAIVING ANY RIGHT TO CONTEST OR INVALIDATE THIS PROVISION PURSUANT TO ANY PROVISION OF LAW. BY SIGNING ON

THE SPACES WHICH FOLLOW, SELLER AND BUYER SPECIFICALLY AND EXPRESSLY AGREE TO ABIDE BY THE TERMS AND PROVISIONS OF THIS SECTION 19 CONCERNING LIQUIDATED DAMAGES. IN PLACING THEIR INITIALS IN THE SPACES PROVIDED BELOW, THE PARTIES CONFIRM THAT THEY HAVE READ, UNDERSTAND AND AGREE TO THIS PROVISION.

SELLER INITIALS:	BUYER INITIALS:

        20.   No Representations.    Buyer represents to Seller that Buyer is not purchasing the Assets as a result of any representations made by Seller or by any agent of Seller that are not incorporated into this Agreement. Buyer hereby expressly waives any and all claims for damages or for rescission or cancellation of this Agreement due to any representations made by Seller or any agent of Seller other than the representations contained in this Agreement.

        21.   Indemnity Agreement by Buyer.    Buyer shall indemnify and hold Seller and Seller's property, free and harmless from and against any and all claims, losses, damages, injuries, and liabilities arising from the use of the Assets, occupancy of the Premises or other acts or omissions by Buyer after the Closing, including those arising in connection with any Temporary Permit issued to Buyer before the Closing Date.

        22.   Dispute Resolution.

          a.     Except for an action seeking Provisional Remedies, which the parties agree shall brought in the Superior Court of California for the County of Santa Clara unless the subject matter of the dispute arises exclusively under federal law, in which event the dispute shall be submitted to the United States District Court for the Northern District of California, the parties agree to submit all other disputes arising under this Agreement to binding arbitration conducted in accordance with the Commercial Arbitration Rules of JAMS. The rights of discovery shall be pursuant to the California Code of Civil Procedure. The venue for any arbitration shall be in San Jose, California. Judgment on any arbitration award may be entered in any court having jurisdiction.

          b.     If Buyer or Seller brings any legal action or seeks arbitration regarding any provision of this Agreement, the prevailing party in the litigation or arbitration shall be entitled to recover its reasonable attorneys' fees from the other party in addition to any other relief that may be granted.

          c.     Buyer and Seller each represent that it was represented by an attorney in the negotiation and execution of this Agreement.

        23.   Miscellaneous.

          a.     This Agreement, together with the attachments and provisions incorporated by reference, constitutes the entire agreement between Buyer and Seller concerning their rights and obligations with respect to the sale and purchase of the Assets and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both Buyer and Seller. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless the scope of the waiver is set forth in a writing which is executed by the party making the waiver.

          b.     This Agreement shall not be amended or modified at any time with respect to any provision except in writing executed by Buyer and Seller.

          c.     Any notice required or permitted to be given under this Agreement shall be written, and may be given by personal delivery or by registered or certified mail, first-class postage prepaid, return receipt requested. Notice shall be deemed given upon actual receipt in the case of personal delivery, or four (4) Business Days after the day the writing is deposited in the United States mail, addressed to the party in accordance with this Agreement and sent in the manner required by this Agreement. Mailed notices shall be addressed to Buyer and Seller as set forth in Exhibit E, but each party may change address by written notice in accordance with this Section.

          d.     Neither Buyer nor Seller shall assign its rights or obligations under this Agreement without the prior written consent of the other.

          e.     This Agreement shall be binding on and shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of Buyer and Seller.

          f.      This Agreement shall be governed by and construed in accordance with the laws of the State of California.

          g.     All representations, warranties, covenants and agreements shall survive the Closing.

          h.     Buyer and Seller each agree to perform any further acts, and to execute and deliver any documents or instruments, which may reasonably be necessary to carry out the intention of this Agreement.

          i.      This Agreement may be executed in one or more counterparts and when executed by each of the parties signatory hereto, said counterparts shall constitute a single valid instrument.

Remainder of page intentionally left blank.

Signatures on following page.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

"Seller" MIYAKE FOODS, INC. a California corporation	"Buyer" UWINK CALIFORNIA, INC. a Delaware corporation

By:	By:
Its Authorized Representative	Its Authorized Representative

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

ESCROW HOLDER ACKNOWLEDGMENT

        The undersigned, on behalf of HERITAGE BANK OF COMMERCE, hereby acknowledges receipt of that certain Purchase and Sale Agreement dated as of August             , 2007, by and between MIYAKE FOODS, INC., a California corporation ("Seller") and UWINK CALIFORNIA, INC., a Delaware corporation ("Buyer"), and agrees to act as the Assets Escrow Holder in accordance with the terms thereof.

Date:	, 2007
"Escrow Holder":

HERITAGE BANK OF COMMERCE

By:

Print Name and Title

ESCROW ACKNOWLEDGEMENT TO PURCHASE AND SALE AGREEMENT

EXHIBITS

Exhibit A — Description of Furniture, Fixtures, Equipment and Other Tangible Assets

Exhibit B — Form of Sublease

Exhibit C — Bill of Sale

Exhibit D — Non-Disclosure Agreement

Exhibit E — Address for Notices

Exhibit A
Description of Furniture, Fixtures, Equipment and Other Tangible Assets

Exhibit B
Form of Sublease

Exhibit C
Bill of Sale

        For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MIYAKE FOODS, INC., a California corporation ("Seller"), hereby sells, assigns, conveys and transfers to UWINK CALIFORNIA, INC., a Delaware corporation, all of Seller's right, title and interest in and to the fixtures, furniture, furnishings, equipment, appliances and other tangible assets of the Business that are described on Exhibit A of that certain Purchase and Sale Agreement by and between Seller and Buyer having an Effective Date of                                    , 2007 ("Agreement").

        This Bill of Sale is subject to the representations, warranties, covenants and conditions contained in the Agreement, and shall be deemed to be delivered and effective on the Closing Date defined in the Agreement.

Date:	, 2007.

"Seller" MIYAKE FOODS, INC. a California corporation

By:

Exhibit D
Form of Non-Disclosure Agreement

Exhibit E
Address for Notices

To Buyer	To Seller
UWink California, Inc. 16106 Hart Street Van Nuys, California 91406-3903 Attention Mr. Peter Wilkniss Telephone: 818/909-6030 Fax: (818) 909-6070 e-mail: peter.wilkniss@uwink.com	Yukio Iwamoto Miyake Foods, Inc. 140 University Ave. Palo Alto, CA 94301

With a copy to	With a copy to
Rochelle B. Spandorf, Esq. Sonnenschein Nath & Rosenthal LLP 601 South Figueroa Street, Suite 2500 Los Angeles, CA 90017	Stephen D. Pahl Pahl & McCay 225 West Santa Clara Street, Suite 1500 San Jose, California 95113

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  Exhibit 10.27
PURCHASE AND SALE AGREEMENT
RECITALS
AGREEMENT
ESCROW HOLDER ACKNOWLEDGMENT
EXHIBITS